PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Douglas Ian Shaw
	Corporate Secretary (631) 727-5667	6 West Second Street Riverhead, NY 11901 (631) 727-5867 (Voice) – (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ELECTS SUSAN V.B. O’SHEA DIRECTOR

Riverhead, New York, November 28, 2000 – Suffolk Bancorp (NASDAQ – SUBK) today announced that the Board of Directors, at its regular meeting on November 27, 2000, has elected Susan V.B. O’Shea as a Director of Suffolk Bancorp and its banking subsidiary, The Suffolk County National Bank (“SCNB”). She assumes her duties immediately.

[picture of Susan V.B. O’Shea]

Edward J. Merz, Chairman of the Board, commented, “Ms. O’Shea’s election is a milestone for Suffolk Bancorp and The Suffolk County National Bank. As the first woman to serve as a Director of our venerable institution, she will add diversity to our Board. She will also add another, fresh point of view on the challenges we face as bankers in the new millennium.”

President and Chief Executive Officer, Thomas S. Kohlmann, added, “Ms. O’Shea comes to us with considerable depth of experience as a businesswoman, and as an active and involved member of the community in central and western Suffolk County. By any measure, her qualifications are superior, and we are confident that she will advise us well as we continue to develop our presence in markets across the length and breadth of Long Island, and as we augment our private banking and trust businesses throughout our service area.”

Ms. O’Shea has served as a Managing Director of AMK Realty of Bohemia, New York since 1987, and as a Managing Partner of LI Commercial Industrial Corp., also of Bohemia, since 1990. Both firms are involved in the ownership and management of multi-tenant industrial buildings on Long Island, New York. She has also served as a Vice President of Long Island Hardware, Inc. since 1979. Prior to her experience in business, she served as a public health nurse for the Suffolk County Department of Health in Bayshore, New York.

Ms. O’Shea is an alumna of Queen of the Rosary Academy in Amityville, New York, and of Villanova University in Villanova, Pennsylvania where she received the degree of Bachelor of Science in nursing. She is a member of the Board of Trustees of St. Anthony’s High School in South Huntington, New York. She lives in Nissequogue, New York, with her husband, Gerald. They have three daughters.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through The Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, The Suffolk County National Bank has 26 offices in Suffolk County, New York.

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